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Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-133534 of our report dated March 16, 2006, relating to the financial statements of MarkWest Energy Partners, L.P., and our report on internal control over financial reporting dated March 16, 2006 (which report expresses an adverse opinion on the effectiveness of the Partnership's internal control over financial reporting because of a material weakness) appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Denver, Colorado
June 19, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM